Exhibit 10.23

EMPLOYMENT AGREEMENT,

of

Thomas Tekiele

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March ___, 2013, by and between UNIQUE FABRICATING INCORPORATED, a Delaware corporation (the “Company”), and Tom Tekiele (“Executive”).

RECITALS

WHEREAS, the Company desires to secure Executive’s continued employment as CFO of the Company and Executive desires to continue to be employed in such capacity; and

WHEREAS, the parties hereto desire to enter into this Agreement, which Agreement will be effective as of the date set forth above, once signed by both parties, (the “Effective Date”), and will set forth the terms and conditions upon which Executive will continue to serve as the CFO of the Company.

NOW, THEREFORE, in consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company as an employee, pursuant to the terms and subject to the conditions that follow.

1.            Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and conditions contained in this Agreement, effective on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Employment Period”). The Initial Employment Period shall be automatically renewed on the same terms and conditions then in effect for successive one year terms unless either party gives at least 90 days notice of non-renewal prior to the end of the applicable term (the Initial Employment Period, together with any renewals thereof, the “Employment Period”). If the Company provides Executive with a notice of non-renewal in accordance with the above, the Company may in its discretion terminate Executive’s services as of the date of such notice by paying to Executive all amounts that would otherwise have become due during the remainder of the Employment Period and subject to the Company’s obligations under Section 6(b) hereof.

2.            Duties. During the Employment Period, Executive shall serve on a full-time basis as CFO of the Company, subject to the provisions of Section 1, above. Executive shall report to the President of the Company. As CFO, Executive’s duties and responsibilities shall include those duties customarily associated with an officer with a similar title or as may be assigned to him from time to time by the President or the Board of Directors (the “Board”). As requested by the Board, Executive shall also serve without additional compensation as a senior officer of any of the Company’s subsidiaries and affiliates. Executive shall devote his good faith efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and, at the request of the Board, its subsidiaries and affiliates. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3.            Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Employment Period, Executive shall receive the following compensation and benefits:

(a)          Base Salary. The Company shall pay to Executive a base salary (“Base Salary”) of $189,000 per year, payable in regular installments in accordance with the payroll policies from time to time in effect at the Company. It is understood that the Company shall review Executive’s Base Salary not less than annually, and that the Base Salary may (but not shall) be increased to such greater amount as the Company may deem appropriate, but shall not be decreased below the Base Salary set forth herein except temporarily, in the case of a severe reduction in the Company’s sales.

(b)          Incentive Bonus. Executive shall be entitled to an annual bonus subject to the satisfaction of terms and conditions determined by the Board in its sole discretion and communicated to senior management employees of the Company. Executive will have an initial bonus target of not less than 40% of his Base Salary. All determinations of bonuses hereunder shall be made in good faith by the Board and shall be conclusive absent manifest error. The bonus earned by Executive, if any, shall be paid within 2 ½ months following the end of the Company’s fiscal year.

(c)          Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s policy for senior executives which shall, in any case, be not less than four (4) weeks of vacation time per year.

(d)          Long-Term Incentive. On or as soon as practicable after the date hereof, the Board shall adopt an Executive Incentive Compensation Plan and shall grant Executive participation units under such plan, which shall be subject to terms and conditions set forth in such plan and a unit agreement thereunder.

(e)          Other Benefits. Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a) -(d)) offered to senior executives of the Company under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company other than any severance benefits offered to senior executives in accordance with any such plan. This will include the use of a company paid lease vehicle, as well as fuel and routine maintenance costs for same.

4.            Reimbursement for Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable business, travel and entertainment related expenses that are incurred by Executive in the course of performing his duties and responsibilities under this Agreement and that are submitted with appropriate documentation and approved by the President, consistent with the Company’s policies in effect.

5.            Termination. Executive’s employment hereunder shall be terminated as follows:

(a)          Automatically in the event of the death of Executive;

(b)          By the Board in the event of the Disability of Executive. As used herein, the term “Disability” shall mean that Executive is deemed disabled for purposes of any group or individual disability policy maintained by the Company and at the time in effect, or, in the absence of such a policy, in the good faith judgment of the Board, Executive is substantially unable to perform Executive’s duties under this Agreement, with or without reasonable accommodation by the Company, for more than 120 days, whether or not consecutive, in any twelve (12) month period, by reason of a physical or mental illness or injury;

(c)          By the Board for Cause (as defined in Section 6(d));

(d)          By the Board at any time without Cause, subject to the Company’s obligations under Section 6(b) hereof;

(e)          At the option of Executive, at any time, for any reason, on thirty (30) days’ prior written notice to the Company; or

(f)          By non-renewal as contemplated under Section 1.

6.            Payments.

(a)          Death or Disability. Upon the termination of Executive’s employment due to death or Disability, Executive or his legal representatives shall be entitled to receive an amount equal to Base Salary payable through the date of termination. Executive or his legal representatives shall also be entitled to any other benefits which may be owing in accordance with the Company’s policies or applicable law.

(b)          Termination By Company Without Cause or By Company’s Non-Renewal of Employment Term. In the event that during the term of this Agreement, the Company terminates Executive’s employment for other than Cause or Company delivers a notice of non-renewal to Executive in accordance with Section 1, Executive shall be entitled to an amount equal to (i) his Base Salary through the date of termination, plus (ii) continuation of his Base Salary in substantially equal installments, plus the continued use of the company paid lease vehicle over the Non-Compete Period (as defined in Section 8(a)) or until such time as Executive accepts employment with another company, whichever period is shorter, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time. If Executive elects COBRA coverage under the Company’s medical and/or dental plan, the Company shall also during the Non-Compete Period (unless Executive shall be employed elsewhere and has been offered medical benefits by such employer) pay the same proportion of the costs of medical, dental and vision coverage as it pays for active employees participating in such plans. Executive or his legal representatives shall also be entitled to any other benefits which may be owing in accordance with the Company’s policies or applicable law. These payments shall constitute full payment of all amounts owed to Executive by the Company.

(c)          Termination By Company For Cause or By Executive For Any Reason. Except for Base Salary through the day on which Executive’s employment was terminated and any other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder (i) by the Company for Cause or (ii) by Executive for any reason, including Executive’s delivery of a notice of non-renewal pursuant to Section 1. If Executive provides notice under Section 5(e) or 5(f), the Company may in its discretion terminate Executive’s services as of the date of such notice or as of any other date during the notice period, by paying to Executive all amounts that would otherwise have become due during the remainder of such notice period.

(d)          Cause Defined. For purposes of this Agreement, “Cause” means that Executive:

(i)          committed or engaged in an act of fraud, embezzlement, harassment, dishonesty, disloyalty or theft in connection with Executive’s duties for the Company;

(ii)         materially breached or defaulted under this Agreement or any other agreement between Executive and the Company;

(iii)        is convicted of, or pleads nolo contendre with respect to, an act of criminal misconduct;

(iv)        willfully fails to perform his duties or responsibilities; or

(v)         fails to follow in any material respect a reasonable and appropriate direction or policy of the Board.

(e)          Condition to Payment. All payments and benefits due to Executive under this Section 6, which are not otherwise required by law, shall be contingent upon (i) Executive (or Executive’s beneficiary or estate) executing and delivering to the Company a general release of claims in form satisfactory to the Company, (ii) compliance by Executive with his obligations under any equity holder or other agreement to which the Company and Executive are a party, and (iii) compliance by Executive with his obligations under this Agreement, including but not limited to Sections 8 and 9, and his obligations under any such general release.

(f)          No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in this Section 6, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(g)          Survival. This Section 6 shall survive any termination or expiration of this Agreement.

7.            Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

8.            Non-Competition; Nonsolicitation.

(a)          Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months (the “Non-Compete Period”) after the termination of Executive’s employment for any reason, Executive shall not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, director, consultant, advisor, employer, lender of money, guarantor, or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation, or other entity that at any time during or following the Employment Period competes directly against the Company by engaging in the business of manufacturing, inventing, marketing, developing, selling or distributing non-metallic fabricated or molded products for the automotive or transportation industries, or any other markets which the Company may have entered, nor will Executive solicit any other person to engage in any of the foregoing activities (the foregoing is referred to herein as the “Non-Compete Covenant”). Participation in the management of any business operation other than in connection with the management of a business operation that is in competition with the Company or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of the Non-Compete Covenant. The foregoing provisions of this Section shall not prohibit the passive ownership by Executive of less than two percent (2%) of any class of the capital stock of any public corporation.

(b)          During the Employment Period and the Non-Compete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate of the Company and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any affiliate of the Company to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company or any affiliate of the Company.

(c)          Executive agrees that: (i) the covenants set forth in this Section 8 are reasonable in geographical and temporal scope and in all other respects and that Executive has reviewed the provisions of this agreement with legal counsel, (ii) the Company would not have entered into this agreement but for the covenants of Executive, contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this agreement.

(d)          The Company and Executive intend that the covenants of this Section 8 shall be deemed to be a series of separate covenants, one for each month of the Non-Compete Period.

(e)          If, at the time of enforcement of this Section 8, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

(f)          Notwithstanding anything herein to the contrary, the provisions of this Section 8 shall survive the termination of this Agreement.

9.            Non-Disclosure of Confidential Information and Trade Secrets. Executive covenants and agrees that Executive shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, marketing strategies, financial information, pricing policies, customers, customer information, customer lists, products, processes, equipment or other confidential or secret aspect of the business of the Company and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Company or by law, without the prior written consent of the Company, unless such information shall become public knowledge (other than by reason of Executive’s breach of the provisions hereof).

10.           Return of Property. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, mailing lists, calendars, software, card files, rolodexes, and all other written, graphic or electronic records affecting or relating to the business of the Company which Executive prepares, uses, constructs, observes, possesses, or controls or otherwise obtains during his employment shall be and remain the sole and exclusive property of the Company. Executive agrees to return all of the Company’s property upon termination of Executive’s employment, wherever such property is located, including Company’s property in the Executive’s personal possession. Further, Executive shall not take, procure, photocopy, or copy any property of the Company after notification of, or in anticipation of termination.

11.           Effect of Prior Agreements. This Agreement, and any other agreements referred to herein, constitutes the sole and entire agreement and understanding between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect of such matters not expressly set forth in these agreements. These agreements supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof.

12.           Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or when sent by nationally recognized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

Unique Fabricating Incorporated
Standard Parkway
Auburn Hills, MI 48326
Attention: President
Facsimile: (248) 853-8422

If to Executive, at:

Tom Tekiele
Lake Ridge Drive
Clarkston, MI 48348
Email: ttekiele@comcast.net

13.           Assignability. The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean (with respect to the Company) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets or equity. Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

14.           Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

15.           Governing Law. This Agreement has been executed and delivered in the State of Michigan and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contracts made and to be performed entirely within that state, without regard to conflicts of laws doctrine.

16.           Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

17.           No Waiver. No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

18.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

19.          Binding Arbitration.

(a)          Generally. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement (other than claims arising out of Sections 8 or 9) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to arbitration in metropolitan Detroit, Michigan, to the American Arbitration Association, in accordance with, and before a single arbitrator appointed pursuant to, the Employment Dispute Resolution Procedures and Rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.This Section 19 shall encompass claims by Executive against Board members, officers, employees and agents of Company as well as those against Company. The arbitrator shall have the power and authority to grant a particular remedy as provided for by the statutes or laws under which a claim is made. The arbitrator shall render an award and written opinion containing findings of fact and conclusions of law.

(b)          Binding Effect. The decision of the arbitrator on the points in dispute will be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)          Fees and Expenses. Except as otherwise provided in this Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of either party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

(d)          Confidentiality. The parties will keep confidential, and will not disclose to any person or entity, except as may be required by law, the existence of any controversy under this Section 19, the referral of any such controversy to arbitration or the status or resolution thereof. Executive shall also keep confidential, and will not disclose to any person or entity, any terms of this Agreement, provided, however, that Executive may disclose the financial terms of this Agreement to his immediate family and financial, tax or legal advisors, provided that each such person or entity agrees to maintain the confidentiality of such information.

(e)          Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section.

20.           No Presumption. Although this Agreement was drafted by Company, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Company for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provision.

21.           Statute of Limitations. Executive agrees not to initiate any action or arbitration relating directly or indirectly to employment with Company, the termination of employment or this Agreement more than six (6) months after the earlier of the date of the action complained of or the date of termination of employment. Executive waives any longer statute of limitations. However, Executive agrees that any shorter statutes of limitations remain in effect.

22.           Waiver. Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except for any claims or controversy arising out of Sections 8, 9 or 10), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, Executive Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

* * * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

UNIQUE FABRICATING INCORPORATED

By:
Name:	John Weinhardt
Title:	President/CEO

EXECUTIVE

Tom Tekiele